Exhibit 10.22
Foundry Networks, Inc.
2008 Executive Performance Incentive Plan

Eligibility:
Only the Company’s non-commissioned (“non-sales”) executive officers who are employed with the Company at the time of payment are eligible to receive a bonus payment under the 2008 Executive Performance Incentive Plan (the “Plan”), and such officers must be either employed, or have been employed in an executive role with the Company for, a minimum of (1) three months or (2) for one full quarter during the Performance Period.
Plan Objectives:
The Plan’s objectives include (1) rewarding executives’ contributions toward growing revenues, gross margins, and operating profits, (2) acknowledging individual contributions, and (3) providing competitive total cash compensation opportunities for achievement of the Company’s strategic goals.
Performance Period:	The Performance Period is the Company’s 2008 fiscal year.
Performance Measures:
Under the Plan, (i) 75% of the executive’s target bonus is based upon the Company’s revenues, gross margins and operating profits (the “Company Metrics”), and (ii) 25% of the executive’s target bonus is based upon the achievement of individual or department objectives aligned with the Company’s strategic goals (the “Executive Metrics”).

The Plan will be calculated on results of the full Performance Period and will be paid within the first quarter of the following year (and in no event later than March 15, 2009).
Target Bonus:	The total target bonus for each executive is equal to 40% of the executive’s base salary earned during the Performance Period.
Actual Bonus:
The Company’s total revenues must achieve at least 90% of the revenue target approved by the Board of Directors for any bonuses to be paid pursuant to the Company Metrics. The actual amount of a bonus to be paid under the Plan pursuant to the Company Metrics may exceed the total target bonus by up to 50% for exceeding the performance measures set forth under the Company Metrics, with the actual amounts awarded in excess of the total target bonus depending on the degree to which the performance measure is exceeded. The portion of the bonus to be paid based upon Executive Metrics cannot exceed 100%.
Funding:	The bonus pool under the Plan is funded based on Company performance as outlined above and will be paid out of the Company’s general assets.